Exhibit 10.2
SUPPORT AGREEMENT
March 31, 2020
Bloom Energy Corporation
4353 North First Street
San Jose, California 95134
Re:    Support Agreement
This Support Agreement (this “Support Agreement”), dated as of March 31, 2020, is entered into by and among KR Sridhar (the “Stockholder”) and each of the undersigned beneficial owners of the Notes (as defined here in) (each, an “Investor” and collectively, the “Investors”).
Reference is made to that certain Indenture, dated as of December 15, 2015, between Bloom Energy Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association (as amended by the First Supplemental Indenture, dated as of September 26, 2016, the Second Supplemental Indenture, Omnibus Amendment to Notes and Limited Waiver, dated as of June 29, 2017, and the Third Supplemental Indenture and Omnibus Amendment to Notes, dated as of January 18, 2018, the “Indenture”) pursuant to which the Company issued Convertible Senior Secured Notes due 2020 (the “6% Notes”). The Company intends to enter into an Amended and Restated Indenture (the “Amended and Restated Indenture”), pursuant to which the Company will amend and restate, with the consent of the holders thereof, the provisions of the Indenture, including the interest rate, maturity date, redemption rights and conversion rate of the 6% Notes, as well as certain other negative covenants applicable to the Company under the Indenture. Reference is also made to that certain Amended and Restated Subordinated Secured Convertible Note, dated January 18, 2018, issued by the Company to Constellation NewEnergy, Inc. (the “5% Note” and together with the 6% Notes, the “Notes”). The Company intends to enter into an Amended and Restated Subordinated Secured Convertible Note Modification Agreement (the “Constellation Note Modification Agreement”), pursuant to which the Company will amend and restate the provisions of its outstanding 5% Note (as so amended and restated, the “Amended and Restated 5% Note”). The Notes are convertible into the Company’s class B common stock, par value $0.0001 per share (the “Class B Common Stock”). Capitalized terms used in this Support Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Indenture.
As of the date hereof, the Stockholder holds approximately 55% of the outstanding voting power of the Company pursuant to (i) Stockholder being the record or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Acknowledgment and Support Agreement whenever the term “beneficial owner” or “beneficially own” is used) of 139,298 shares of class A common stock, par value $0.0001 per share of the Company (the “Class A Common Stock”), (ii) Stockholder being the record or beneficial owner of 4,356,982 shares of Class B Common Stock, and (iii) those certain voting agreements, attached as Exhibit A hereto, between Stockholder and the shareholders of the Company party thereto (Each, a “Proxy Investor”) (collectively, the “Voting Agreements”)

granting Stockholder voting power over the Proxy Investors’ shares of Class A Common Stock and Class B Common Stock. Such voting power pursuant to the Voting Agreements, together with Stockholder being the being the record or beneficial owner of Stockholder’s Class A Common Stock and Class B Common Stock, give Stockholder greater than 50% of the outstanding voting power of the Company (such voting power, the “Stockholder’s Voting Shares”).
Stockholder acknowledges and agrees that the execution of this Support Agreement and its delivery to each Investor is a material inducement to the beneficial holders of the Notes to consent to entering into the Amended and Restated Indenture and the Constellation Note Modification Agreement, as applicable. Stockholder hereby acknowledges and agrees to the following:
1.    Stockholder Vote.

(a)
At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (including any written consent of such stockholders) (each, a “Company Stockholders Meeting or Consent”), Stockholder shall (i) appear at each such meeting (if applicable) or otherwise cause all Stockholder’s Voting Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Stockholder’s Voting Shares:

(i)
in favor of permitting the Company to settle all conversions of Notes pursuant to the Amended and Restated Indenture and the Amended and Restated 5% Note, as applicable, in shares of Class A Common Stock or Class B Common Stock, as applicable, in compliance with all applicable NYSE Rules (the “Stockholder Approval”),

(ii)
in favor of any other matter considered at any Company Stockholders Meeting or Consent which the Board of Directors of the Company has determined is necessary or appropriate in connection with the Stockholder Approval,

(iii)	in favor of any adjournment or postponement recommended by the Company in order to obtain the Stockholder Approval, and

(iv)
against any shareholder proposal that does or would oppose, impede, frustrate, prevent or nullify the Stockholder Approval, any provision of this Support Agreement or any matter that is proposed in furtherance thereof.

2.
No Inconsistent Arrangements. Until the Stockholder Approval is obtained, Stockholder shall not, directly or indirectly, (a) transfer, sell, assign, gift, hedge, pledge, tender or otherwise dispose of, create or permit to exist any Lien on, or grant any proxy, power of attorney or other authorization in respect of (collectively, “Transfer”), or enter into any contract or other arrangement with respect to any Transfer of, the Stockholder’s Voting Shares or any interest therein, (b) deposit or permit the deposit of the Stockholder’s Voting

Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Stockholder’s Voting Shares or (c) otherwise take any action with respect to any of the Stockholder’s Voting Shares that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Support Agreement or otherwise make any representation or warranty of Stockholder contained herein untrue or incorrect. Notwithstanding the foregoing, Stockholder may make Transfers of Stockholder’s Voting Shares (A) by will or for other bona fide estate planning purposes, or (B) to any of its Affiliates, in each case, only so long as the Stockholder’s Voting Shares shall continue to be bound by this Support Agreement and provided that each transferee thereof agrees in a writing reasonably acceptable to Investors to be bound by the terms and conditions of this Support Agreement.
3.    Representations and Warranties of Stockholder.
(a)    Stockholder hereby represents and warrants as follows:

(i)
Stockholder has full voting power with respect to the Stockholder’s Voting Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Support Agreement, in each case, with respect to all of the Stockholder’s Voting Shares. None of the Stockholder’s Voting Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Stockholder’s Voting Shares with respect to the matters contemplated herein.

(ii)
The execution, delivery and performance by Stockholder of this Support Agreement do not and will not (a) result in the creation of any Lien on the Stockholder’s Voting Shares, or (b) violate, conflict with, result in any material breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or result in or give to others any material rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Stockholder’s Voting Shares pursuant to, any contract to which Stockholder is a party or by which any of the Stockholder’s Voting Shares is bound.

4.    Miscellaneous.

(a)
This Support Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware. Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Support Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Support Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court. Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS SUPPORT AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS SUPPORT AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(b)	This Support Agreement may be amended only by an instrument in writing signed by each Investor and Stockholder.

(c)
Stockholder may not assign this Support Agreement by operation of law or otherwise without the prior written consent of each Investor. Subject to the foregoing, this Support Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(d)
This Support Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on each party hereto. The words “signed,” “signature,” and words of like import in this Support Agreement shall be deemed to include signature conveyed by email or PDF, and electronic signatures and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Neither party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

(e)
Neither party hereto shall be deemed to have waived any claim arising out of this Support Agreement, or any power, right, privilege or remedy under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of either party to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.
STOCKHOLDER:

By: /s/ KR Sridhar _
Name: KR Sridhar
Title: Chief Executive Officer

SIGNATURE PAGE TO ACKNOWLEDGMENT AND SUPPORT AGREEMENT

Acknowledged and agreed, as of the date first written above, by:

CANADA PENSION PLAN INVESTMENT BOARD

/s/ Mike Koen
Name: Mike Koen
Title: Managing Director, Head of Relationship Investments

/s/ Wendy Franks
Name: Wendy Franks
Title: Senior Principal

Acknowledged and agreed, as of the date first written above, by:
Credit Suisse Securities (USA) LLC
By: /s/ Gregg R. Edell
Name: Gregg R. Edell Title: Director

Acknowledged and agreed, as of the date first written above, by:
KPCB Holdings, Inc., as nominee
By: /s/ Susan Biglieri
Name: Susan Biglieri
Title:CFO

Confirmed and accepted:
New Enterprise Associates 10, Limited Partnership By NEA Partners 10, LP, its general partner
By:/s/ Louis Citron
Name: Louis Citron
Title: Chief Legal Officer

Acknowledged, as of the date first written above, by:

D. E. Shaw Valence Portfolios, L.L.C.
By: /s/Stephen Eilenberg
Name: Stephen Eilenberg
Title: Authorized Signatory